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                                                                     Exhibit 5.1


                               September 1, 2000



Board of Directors
XM Satellite Radio Holdings Inc.
1500 Eckington Place, N.E.
Washington, D.C. 20002


Ladies and Gentlemen:

                  We are acting as special counsel to XM Satellite Radio Holdings Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission and relating to resales of up to 325,000 warrants (the "Warrants") to purchase shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock") and up to 2,608,065 shares of Class A Common Stock, issuable upon exercise of the Warrants (the "Exercise Shares") in accordance with the Warrant Agreement (as defined below). The Warrants and the Exercise Shares are to be offered and sold by certain security holders of the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S)229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1.    An executed copy of the Registration Statement.

                  2. An executed copy of the Warrant Agreement, dated March 15, 2000 (the "Warrant Agreement"), by and between the Company and United States Trust Company of New York (the "Warrant Agent"), including the form of Warrant to be issued pursuant thereto, as filed as Exhibit 4.7 to the Registration Statement.

                  3. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of

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                        Delaware on August 3, 2000 (the "Amended and Restated
                        Certificate").

                  4. The Amended and Restated By-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

                  5. Resolutions of the Board of Directors of the Company adopted on March 9, 2000 and May 31, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Warrants and underlying Class A Common Stock and arrangements in connection therewith.

                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on applicable provisions of the Delaware General Corporation Law, as amended, and the contract law of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

                  Based upon, subject to and limited by the foregoing, we are of the opinion that:

                       (i) The Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (b) as may be limited by the exercise of judicial discretion and the application of general principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).


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                    (ii) The Exercise Shares, when issued in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid, and nonassessable.

               To the extent that the obligations of the Company under the Warrant Agreement may be dependent upon such matters, we assume for purposes of this opinion that the Warrant Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Warrant Agent is duly qualified to engage in the activities contemplated by the Warrant Agreement; that the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent and constitutes the valid and binding obligation of the Warrant Agent enforceable against the Warrant Agent in accordance with its terms; that the Warrant Agent is in compliance, with respect to acting as a Warrant Agent under the Warrant Agreement, with all applicable laws and regulations; and that the Warrant Agent has the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreement.

               This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

               We hereby consent to the filing of this opinion letter as Exhibit
5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                             Very truly yours,



                                             HOGAN & HARTSON L.L.P.

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